Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2006 relating to the financial statements, management’s assessments of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of L-3 Communications Holdings, Inc. and L-3 Communications Corporation and subsidiaries, which appears in L-3 Communications Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.

We also consent to the incorporation by reference in this Registration Statement of our report dated March 31, 2006 relating to the financial statements, which appears in the Annual Report of the L-3 Communications Corporation Employee Stock Purchase Plan on Form 11-K for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
May 31, 2006